Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Second Quarter Distribution

MV OIL TRUST
The Bank of New York Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, July 9, 2008 – MV Oil Trust (NYSE Symbol – MVO) announced the Trust distribution of Net Profits for the second quarterly payment period ended June 30, 2008.

Unitholders of record on July 15, 2008 will receive a distribution amounting to $7,454,968 or $.64825809 per unit payable July 25, 2008.

Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	251,174
Proceeds (BOE)	$67.18
Gross Proceeds	$16,872,932
Costs	$7,054,222
Net Profits	$9,818,710
Percentage applicable to Trust’s 80%
Net Profits Interest	$7,854,968

Total cash proceeds available for the Trust	$7,854,968
Provision for estimated Trust expenses	$400,000
Net cash proceeds available for distribution	$7,454,968

The Trust distribution of Net Profits for the second quarterly payment period ending June 30, 2008 was impacted by the cash payment of the second half of the 2007 Ad Valorem taxes and the provision for estimated Trust expenses. The combined effect of these two items amounted to an approximately $0.10 per unit reduction in the second quarterly period distribution.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701